For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
William K. Grogan
Senior Vice President and Chief Financial Officer
(847) 498-7070

THURSDAY, APRIL 23, 2020

IDEX REPORTS FIRST QUARTER RESULTS

LAKE FOREST, IL, APRIL 23 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended March 31, 2020.

First Quarter 2020 Highlights

•	Gross margin was 45.7 percent, up 10 bps

•	Increased backlog by $50 million

•	Completed the acquisition of Flow Management Devices, LLC on February 28, 2020

First Quarter 2020
Orders of $644.9 million were down 2 percent compared with the prior year period (-2 percent organic, +1 percent acquisitions and -1 percent foreign currency translation).

Sales of $594.5 million were down 4 percent compared with the prior year period (-5 percent organic, +2 percent acquisitions and -1 percent foreign currency translation).

Gross margin of 45.7 percent was up 10 basis points compared with the prior year period primarily due to price, productivity initiatives and an overall tight cost control environment, partially offset by reduced volume.

Operating income of $139.9 million resulted in an operating margin of 23.5 percent, down 30 basis points compared with the prior year period primarily due to the dilutive impact of the acquisition of Velcora Holding AB and lower volume leverage, partially offset by gross margin expansion as well as an overall reduction in variable expenses.

Provision for income taxes of $25.5 million in the first quarter of 2020 resulted in an effective tax rate (ETR) of 20.0 percent, which was higher than the prior year period ETR of 19.5 percent primarily due to a decrease in the excess tax benefits related to share-based compensation.

Net income was $102.0 million which resulted in EPS of $1.33, a decrease of 11 cents, or 8 percent, from the prior year period EPS. EBITDA of $158.4 million was 26.6 percent of sales and covered interest expense by almost 15 times.

Cash from operations of $84.8 million led to free cash flow of $72.0 million, which was down 5 percent from the prior year period and was 71 percent of net income compared to 69 percent of net income in the prior year period. The decrease in free cash flow was primarily due to lower earnings, partially offset by a favorable change in accrued expenses in the first quarter of 2020.

The Company repurchased 867 thousand shares of common stock for $108.9 million in the first quarter of 2020 at an average price of $125.64.

“In the first quarter, our teams maintained strong focus and execution in the face of an increasingly challenging macro environment. First quarter organic orders decreased two percent and organic sales decreased five percent. We increased backlog by $50 million, expanded gross margins and delivered an operating margin of 23.5 percent and earnings per share of $1.33.

The coronavirus is creating an economic impact the world has not seen before, but we believe IDEX is well positioned to survive and thrive through the crisis. We have the people, the quality of businesses, and the financial wherewithal to endure.

IDEX is a diverse company both in the end markets we serve and the locations of our businesses. We expect this diversity will help us navigate through these unprecedented times. We are focused on the safety of our employees, our business continuity, and our liquidity to ensure that all stakeholders are properly prioritized. We also have an eye on the future. We believe our strong balance sheet, with over $1.2 billion of liquidity and gross leverage of 1.5 times, will allow us to capitalize on opportunities as the world emerges from this crisis.

As we enter the second quarter, we do see material commercial headwinds and are planning for sales to be down 15 to 25 percent in the second quarter of 2020. This will have a significant impact on earnings, but our teams are focused on cash management and taking action to deliver strong relative operational cash flow. We believe we have ample liquidity to fund operations, make targeted investments and pay our dividend.

Due to the uncertain scope and duration of the COVID-19 pandemic, and uncertain timing of a global recovery and economic normalization, we are unable to estimate the overall impacts on our operations and financial results as we move forward. As a result, we are withdrawing all prior financial guidance, which was provided on January 30, 2020, and suspending all future financial guidance for the balance of the year.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

First Quarter 2020 Segment Highlights

Fluid & Metering Technologies

•	Sales of $226.9 million reflected a 6 percent decrease compared to the first quarter of 2019 (-5 percent organic and -1 percent foreign currency translation).

•
Operating income of $66.8 million resulted in an operating margin of 29.4 percent, a 20 basis point decrease compared to the prior year period primarily due to lower volume, partially offset by price and productivity initiatives.

•	EBITDA of $71.4 million resulted in an EBITDA margin of 31.5 percent, a 40 basis point decrease compared to the prior year period.

Health & Science Technologies

•	Sales of $224.1 million reflected a 1 percent decrease compared to the first quarter of 2019 (-4 percent organic, +4 percent acquisition and -1 percent foreign currency translation).

•
Operating income of $52.6 million resulted in an operating margin of 23.5 percent, a 50 basis point decrease compared to the prior year period primarily due to the impact of the Velcora acquisition amortization and lower volume, partially offset by price and productivity initiatives.

•	EBITDA of $63.8 million resulted in an EBITDA margin of 28.5 percent, a 40 basis point increase compared to the prior year period primarily due to the Velcora acquisition.

Fire & Safety/Diversified Products

•	Sales of $144.3 million reflected an 8 percent decrease compared to the first quarter of 2019 (-7 percent organic and -1 percent foreign currency translation).

•
Operating income of $38.0 million resulted in an operating margin of 26.4 percent, a 60 basis point increase compared to the prior year period primarily due to business mix, price and productivity initiatives, partially offset by reduced volume.

•	EBITDA of $42.1 million resulted in an EBITDA margin of 29.2 percent, a 150 basis point increase compared to the prior year period.

For the first quarter of 2020, Fluid & Metering Technologies contributed 38 percent of sales, 42 percent of operating income and 40 percent of EBITDA; Health & Science Technologies accounted for 38 percent of sales, 34 percent of operating income and 36 percent of EBITDA; and Fire & Safety/Diversified Products represented 24 percent of sales, 24 percent of operating income and 24 percent of EBITDA.

Corporate Costs
Corporate costs decreased to $17.5 million in the first quarter of 2020 from $18.6 million in the first quarter of 2019 primarily as a result of tightly controlling discretionary spending and lower variable compensation costs in 2020.

Acquisition
On February 28, 2020, the Company completed the acquisition of Flow Management Devices, LLC (“Flow MD”), a privately held provider of flow measurement systems that ensure custody transfer accuracy in the oil and gas industry. Flow MD engineers and manufactures small volume provers. Headquartered in Phoenix, AZ, with operations in Houston, TX and Pittsburgh, PA, Flow MD operates in our Energy group within the Fluid & Metering Technologies segment. Flow MD was acquired for cash consideration of $120.8 million. The entire purchase price was funded with cash on hand.

COVID-19 Impact
The Company continues to help in the fight against COVID-19 with several of our businesses playing critical roles in keeping essential societal functions going. For example, IDEX China is manufacturing hospital grade air compressors for portable ventilators, Vetter is building triage tents for hospitals around the world, Gast is producing thousands of compressors used in mobile sanitizing spray carts, Warren Rupp is selling pumps used in the production of hand sanitizers and IDEX Health and Science designs and manufactures components and sub-systems being used in instruments that have sequenced the RNA of COVID-19 to test for and track the spread of the disease, identify potential treatments and ultimately develop a vaccine.

We are focused on making sure our employees are safe and our operations have the ability to deliver the products needed to support the COVID-19 battle. Most of our sites have been deemed vital operations and remain open, however, the virus has caused a few of our sites to shut down on a temporary basis due to government mandates globally. This has primarily occurred in China, Italy and India with most coming back on line with varying levels of capacity. The Company expects the weeks and months ahead will be especially challenging as this global pandemic continues to progress and, based on currently available information and management's current expectations, the Company anticipates that sales will be down 15 to 25 percent in the second quarter of 2020. Based on management's current expectations, we believe our strong balance sheet, with over $1.2 billion of liquidity and gross leverage of 1.5 times, will provide IDEX the necessary capital to navigate the COVID-19 pandemic for a significant period of time.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•
Organic orders and sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or divestiture and the impact of foreign currency translation.

•
EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization. We reconciled EBITDA to net income on a consolidated basis as we do not allocate consolidated interest expense or consolidated provision for income taxes to our segments.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures.

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	Three Months Ended March 31, 2020
	FMT	HST	FSDP	IDEX
Change in net sales	(6)%	(1)%	(8)%	(4)%
- Net impact from acquisitions	—%	4%	—%	2%
- Impact from FX	(1)%	(1)%	(1)%	(1)%
Change in organic net sales	(5)%	(4)%	(7)%	(5)%

Table 2: Reconciliations of EBITDA to Net Income (dollars in thousands)

	Three Months Ended
	2020								2019
	FMT	HST		FSDP		Corporate		IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$66,771	$52,643		$38,037		$(17,510)		$139,941	$71,866	$54,154	$40,328	$(18,566)	$147,782
- Other (income) expense - net	766	(531)		(315)		1,645		1,565	78	284	505	(1,007)	(140)
+ Depreciation and amortization	5,398	10,659		3,759		181		19,997	5,506	9,507	3,462	184	18,659
EBITDA	71,403	63,833	1,000	42,111	2,000	(18,974)	3,000	158,373	77,294	63,377	43,285	(17,375)	166,581
- Interest expense								10,877					10,921
- Provision for income taxes								25,501					26,733
- Depreciation and amortization								19,997					18,659
Reported net income								$101,998					$110,268

Net sales (eliminations)	$226,861	$224,059		$144,324		$(782)		$594,462	$242,522	$225,290	$156,159	$(1,740)	$622,231

Reported operating margin	29.4%	23.5%		26.4%		n/m		23.5%	29.6%	24.0%	25.8%	n/m	23.8%
EBITDA margin	31.5%	28.5%		29.2%		n/m		26.6%	31.9%	28.1%	27.7%	n/m	26.8%

Table 3: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (in thousands)

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Cash flows from operating activities	$84,760	$88,663	$151,160
- Capital expenditures	12,762	12,875	14,139
Free cash flow	$71,998	$75,788	$137,021

Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Friday, April 24, 2020 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13694804.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the anticipated effects of the coronavirus pandemic, including with respect to the Company's sales, facility closures, supply chains and access to capital, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: the duration of the coronavirus pandemic and the effects of the coronavirus on our ability to operate our business and facilities, on our customers, on supply chains and on the U.S. and global economy generally; economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs it typically maintains; the Company's ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the Company operates; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company's subsequent quarterly reports filed with the SEC as well as the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call 40 diverse businesses around the world part of the IDEX family. With 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global $2+ billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales	$594,462	$622,231
Cost of sales	322,506	338,397
Gross profit	271,956	283,834
Selling, general and administrative expenses	132,015	136,052
Operating income	139,941	147,782
Other (income) expense - net	1,565	(140)
Interest expense	10,877	10,921
Income before income taxes	127,499	137,001
Provision for income taxes	25,501	26,733
Net income	$101,998	$110,268

Earnings per Common Share:
Basic earnings per common share	$1.35	$1.46
Diluted earnings per common share	$1.33	$1.44

Share Data:
Basic weighted average common shares outstanding	75,740	75,442
Diluted weighted average common shares outstanding	76,452	76,284

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$569,219	$632,581
Receivables - net	327,835	298,186
Inventories	340,581	293,467
Other current assets	51,437	37,211
Total current assets	1,289,072	1,261,445
Property, plant and equipment - net	283,276	280,316
Goodwill and intangible assets - net	2,258,178	2,167,776
Other noncurrent assets	113,151	104,375
Total assets	$3,943,677	$3,813,912

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$157,724	$138,463
Accrued expenses	208,847	180,290
Short-term borrowings	319	388
Dividends payable	—	38,736
Total current liabilities	366,890	357,877
Long-term borrowings	999,020	848,864
Other noncurrent liabilities	347,980	343,942
Total liabilities	1,713,890	1,550,683
Total shareholders' equity	2,229,787	2,263,229
Total liabilities and shareholders' equity	$3,943,677	$3,813,912

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income	$101,998	$110,268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,453	9,660
Amortization of intangible assets	9,544	8,999
Amortization of debt issuance expenses	343	335
Share-based compensation expense	6,730	7,560
Deferred income taxes	2,012	3,027
Non-cash interest expense associated with forward starting swaps	1,545	1,588
Changes in (net of the effect from acquisitions):
Receivables	(24,190)	(21,402)
Inventories	(23,717)	(18,548)
Other current assets	(14,267)	(7,119)
Trade accounts payable	14,146	17,488
Accrued expenses	2,060	(24,606)
Other - net	(1,897)	1,413
Net cash flows provided by operating activities	84,760	88,663
Cash flows from investing activities
Purchases of property, plant and equipment	(12,762)	(12,875)
Acquisition of businesses, net of cash acquired	(120,839)	—
Proceeds from disposal of fixed assets	41	629
Other - net	(160)	(195)
Net cash flows used in investing activities	(133,720)	(12,441)
Cash flows from financing activities
Borrowings under revolving credit facilities	150,000	—
Dividends paid	(38,736)	(33,446)
Proceeds from stock option exercises	2,089	8,870
Repurchases of common stock	(108,907)	(50,797)
Shares surrendered for tax withholding	(12,119)	(11,479)
Other - net	(129)	(129)
Net cash flows used in financing activities	(7,802)	(86,981)
Effect of exchange rate changes on cash and cash equivalents	(6,600)	482
Net decrease in cash	(63,362)	(10,277)
Cash and cash equivalents at beginning of year	632,581	466,407
Cash and cash equivalents at end of period	$569,219	$456,130

IDEX CORPORATION
Company and Segment Financial Information - Reported
(dollars in thousands)
(unaudited)

		Three Months Ended March 31, (a)
		2020	2019
	Fluid & Metering Technologies
	Net sales	$226,861	$242,522
	Operating income (b)	66,771	71,866
	Operating margin	29.4%	29.6%
	EBITDA	$71,403	$77,294
	EBITDA margin	31.5%	31.9%
	Depreciation and amortization	$5,398	$5,506
	Capital expenditures	4,528	3,230

	Health & Science Technologies
	Net sales	$224,059	$225,290
	Operating income (b)	52,643	54,154
	Operating margin	23.5%	24.0%
	EBITDA	$63,833	$63,377
	EBITDA margin	28.5%	28.1%
	Depreciation and amortization	$10,659	$9,507
	Capital expenditures	5,329	5,304

	Fire & Safety/Diversified Products
	Net sales	$144,324	$156,159
	Operating income (b)	38,037	40,328
	Operating margin	26.4%	25.8%
	EBITDA	$42,111	$43,285
	EBITDA margin	29.2%	27.7%
	Depreciation and amortization	$3,759	$3,462
	Capital expenditures	2,884	2,953

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(782)	$(1,740)
	Operating income (b)	(17,510)	(18,566)
	EBITDA	(18,974)	(17,375)
	Depreciation and amortization (c)	181	184
	Capital expenditures	21	1,388

	Company
	Net sales	$594,462	$622,231
	Operating income	139,941	147,782
	Operating margin	23.5%	23.8%
	EBITDA	$158,373	$166,581
	EBITDA margin	26.6%	26.8%
	Depreciation and amortization (c)	$19,997	$18,659
	Capital expenditures	12,762	12,875

(a)	Three month data includes the results of the Velcora acquisition in the Health & Science Technologies segment from the date of acquisition (July 2019).
(b)	Segment operating income excludes unallocated corporate operating expenses which are included in Corporate Office and Eliminations.
(c)	Depreciation and amortization excludes amortization of debt issuance costs.